Exhibit 10.3

SECOND ORIGINAL

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
Dated: 26th April 2004	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

CLASS PROPERTIES LTD. of MONROVIA, LIBERIA hereinafter called the Sellers, have agreed to sell, and PRIMAL TANKERS INC. of ATHENS, GREECE for a company to be nominated hereinafter called the Buyers, have agreed to buy

Name: ‘ARBAT’

Classification Society/Class: DNV +1A1 Ice-C tanker for oil ESP EO Nauticus

Built: October 1991	By: Hyundai Heavy Industries, Ulsan, Korea

Flag: Liberian	Place of Registration: Monrovia, Liberia

Call Sign: ELNJ2	Grt/Nrt: 28223/13568

ID No: 16710

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                       Purchase Price USD 21,800,000 (Twenty One Million Eight Hundred Thousand) cash

2.                                       Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date the subject in Clause 17A is lifted of this Agreement.  This deposit shall be placed with a bank to be advised by Sellers no later than the date when the subject in clause 17A is lifted and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.                                       Payment

The said Purchase Price shall be paid in exchange for delivery documents reasonably required by the Buyers in full free of bank charges to Sellers account with Sellers’ nominated bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                                       Inspections

b)*                              The Buyers shall have the right to promptly inspect the Vessel’s classification records and declare whether same are accepted or not within 17th May 2004

The Sellers shall provide for inspection of the Vessel at a time and place to be mutually agreed.

The Buyers shall undertake the inspection without undue delay to the Vessel.  Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.  The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers.  If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 5 working days after completion of such inspection.

*                                         4a) and 4b) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 4a) to apply.

5.                                       Notices, time and place of delivery

a)                                   The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 15, 7, 5, and 3 days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                  The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth/buoy or anchorage at (always within port limits) at one safe port Worldwide in the Sellers’ option.

Expected time of delivery: to be mutually agreed (intention is to deliver at first convenient port or place after all subjects lifted).

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): within 60 days after declaration of Buyers IPO

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date.  Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 3 running days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within 3 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                       Drydocking/Divers Inspection - See also Clause 18 herein.

b)**                       (i) The Vessel is to be delivered without drydocking.  However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel.  The Sellers shall at their cost make the Vessel available for such inspection.  The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.  If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules.  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*.  In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b).  Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery.  In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)                                      If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor.  If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle.  The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society.  The drawing and refitting of the tailshaft shall be arranged by the Sellers.  Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses.  The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system.  In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery.  If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense.  In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                                  6a) and 6b) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 6a) to apply.

7.                                       Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.  The radio installation and navigational equipment shall be included in the sale without extra payment.  Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ash ore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

1.              Gas bottles: Acetylene / Oxygen / Freon / Nitrogen

2.              Videotel library

3.              Communication equipment SIM cards

4.              Unicom SMS Manuals and SMPEP

5.              Computer, communication, PMP software licensed to Unicom.

The Buyers shall take over the remaining bunkers and unused lubricating oils hydraulic fluids and greases in storage tanks and unbroached sea led drums and pay the Sellers last net purchase price (excluding barging expenses) including any discounts as evidenced by invoices.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                       Documentation

The place of closing: London

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:  See Clause 20

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel.  Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies.  Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                                       Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever.  The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                                 Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                                 Condition on delivery  (See also Clause 18)

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.  However, the Vessel shall be delivered with her class maintained without condition, however Sellers may deliver Vessel with condition of class subject to mutual agreement of cost of rectifying same.  If a repair is required.  Same to be settled in accordance with Clause 18, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid without condition* by Class or the relevant authorities at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement.  If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                                 Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                                 Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                                 Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel.  In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                                 Buyers’ representatives

After this Agreement has been signed by both parties, the deposit lodged and the final subject cleared, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at to be agreed on or about to be agreed

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  The Buyers’ representatives shall sign the Sellers’ letter of indemnity, prior to their embarkation.

16.                                 Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party.  On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

*                                         16a), 16b) and 16c) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 16a) to apply.

Clauses 17 to 19 inclusive shall form an integral part of this Memorandum of Agreement.

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the preprinted text of this document, the original document shall apply.  The Norwegian Shipbrokers’ Association and Strategic Software Ltd.  assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

ADDITIONAL CLAUSES TO M. T.  ‘ARBAT’
MOA DATED 26TH APRIL 2004

CLAUSE 17.

A)                                  This sale is subject to Buyers Board of Directors approval and is declarable to the sellers latest by 1800 New York time on 15th July 2004.

B)                                    This sale is an ‘enbloc’ sale with 9 other vessels.  The buyers have the option of reducing the sale to 6 vessels if found necessary which is declarable by the 14th June 2004.  The excluded ships are all built in 1992.

CLAUSE 18.

Further to clauses 6 and 11 herein:

In respect to Clause 6 add at the end of paragraph (II):

“Should damage(s) be found to the underwater parts which affects the vessel’s clean certificate of class, but which in the opinion of the class surveyor present, does not require drydocking prior to the next scheduled drydock of the vessel, the sellers and buyers to apply to two reputable shiprepairers or shipyards within the delivery area, one to be selected by the buyers and one to be selected by the sellers, in order to obtain quotations for the direct cost of repairs to the said damage only.  In the event that the two quotations received are more than 10% different then the London Salvage Association shall be requested to nominate one Shiprepairer or Shipyard within the delivery area and their quotation shall be the one accepted by both the Seller and the Buyer.

Such quotations to cover the direct cost of repair to specified damage(s) only.  Thereafter it shall be in sellers option whether to repair said damage prior to delivery, or to deliver the vessel with the said damage, against a reduction in price of the cost of repairs, which to be defined as the average of the two quotations obtained. “

In respect to Clause 11:

‘The same format as above shall be followed in the event of a condition of class relating to any other part of the vessel.’

CLAUSE 19.

If a drydocking needs to be undertaken prior to delivery (and after the sellers have attempted to obtain a maximum extension from the class) then the costs of this said drydocking shall be credited to the price of the vessel.  Sellers will liaise in advance of any drydocking with the buyers on the works necessary and costings.

CLAUSE 20

It is hereby agreed that upon delivery of the Vessel under this MOA, the following documents will be provided:-

1                                         The Seller shall furnish the Buyers with the following delivery documents:

(a)                                  Three original legal Bills of Sale in a form recordable in the country in which the Buyers are to register the Vessel, warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and apostilled.

(b)                                 Original Certificate of Ownership/Transcript of Register, issued by competent authorities of the flag state of the Vessel to be dated no earlier than 3 banking days prior to expected delivery of the Vessel.

(c)                                  Original Confirmation of Class dated no earlier than 3 banking days prior to expected delivery of the Vessel, issued by the Vessel’s Classification Society confirming that the Vessel fully maintains her Class as per Clause 11.

(d)                                 Original/fax Freedom of Encumbrances Certificate/Transcript of Register, issued by the competent authorities of the flag state, dated on the date of delivery of the Vessel, stating that the Vessel at time of delivery is free from registered encumbrances.

(e)                                  Certificate of Deletion of the Vessel from the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate of Deletion to the Buyers promptly and latest within 21 days after the Purchase Price has been paid and the Vessel has been delivered.

(f)                                    Certified transcript of Company Registry confirming that the Seller is in goodstanding, (and listing the Directors) and issued not more than 3 banking days prior to delivery.

(g)                                 In case Shareholders and Directors are not named in the Transcript of Registry mentioned under (f) above, a Secretary’s Certificate issued by Sellers naming its Shareholders and Directors, signature to be authenticated by Cyprus Certifying Officer and apostilled.

(h)                                 Recently issued, (original) Shareholders’ resolution confirming and authorizing sale to Buyers (incl.  Issuance of Power of Attorney) authenticated by Cyprus Certifying Officer and apostilled.

(i)                                     Recently issued, (original) Director’s resolution confirming and authorizing sale to Buyers (incl.  Issuance of Power of Attorney) authenticated by Cyprus Certifying Officer and apostilled.

(j)                                     One original Power of Attorney in favour of person(s) authorized to execute the Bill of Sale for Sellers and any other document required for the completion of the sale and the delivery of the Vessel to the Buyers authenticated by Cyprus Certifying Officer and apostilled.

(k)                                  Certified copy of Memorandum and Articles of Association of the Sellers together with amendments thereto if any.

(I)                                    Original undertaking on Sellers’ letterhead and dated on the date of delivery, stating that the Vessel is not blacklisted by any international organisation nor is subject to any boycott by such organisations.

(m)                               Two original Commercial invoices on Sellers’ letterhead, showing the main particulars of the Vessel and the purchase price.

(n)                                 Two original Commercial invoices on Sellers letterhead showing the bunkers and luboil quantities and prices.

(o)                                 Copies of all available trading/class/national and international certificates (incl SOLAS).  The originals of same as well as plans/drawings, manuals, instruction books and related documentation to be handed at time of delivery to Buyers representative on board.

(p)                                 Sellers to provide two draft Protocol of Delivery and Acceptance which will be signed by Sellers and Buyers attorney-in-fact at the closing meeting.

Documents to be provided by the Buyers:-

2                                         The Buyer shall furnish the Sellers with the following delivery documents:

(a)                                  Written Resolutions of the Board of Directors of the Buyers authorising the purchase of the Vessel, approving and ratifying this MOA, appointing one or more Attorney(s) (original, duly signed notarially attested and Notary’s signature legalised);

(b)                                 Articles of Incorporation of the Buyers (certified true copy);

(c)                                  Power of Attorney authorising person(s) as Buyers’ representative(s) to execute all required documents at the closing as well as on the Board the Vessel (original, duly signed, notarially attested and Notary’s signature legalised).

(d)                                 Certificate of Goodstanding (or equivalent certificate) issued by competent authorities of the Buyer’s country of incorporation.

All the drafts of the documents will be faxed to the Buyer or Seller, as the case may be, for approval at least three days before the closing date.

THE SELLERS	THE BUYERS

/s/ A. H. WETTERN	/s/ EVANGELOS PISTIOLIS
A. H. Wettern, Attorney-in-fact	FOR AND ON BEHALF OF
FOR AND ON BEHALF OF CLASS	PRIMAL TANKERS INC.
PROPERTIES LTD OF MONROVIA, LIBERIA	OF ATHENS, GREECE